CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 18, 2010, relating to the financial statements and financial highlights which appears in the June 30, 2010 Annual Report to Shareholders of the Diversified Value Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, Value Opportunities Fund and High Yield Fund (constituting the Hotchkis and Wiley Funds, hereafter referred to as the "Funds"), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California
August 26, 2010